Filed pursuant to Rule 433

Registration Statement No. 333-148982

Important Reminder for ZNWAW & ZNWAZ Warrants Holders The ZNWAW and ZNWAZ Warrants are scheduled to expire December 31, 2012. After the expiration date, the warrants will expire with no value. As we announced on October 22, 2012, we have reduced the exercise price of warrants trading under the symbol ZNWAW and ZNWAZ to $1.75. The reduced $1.75 exercise price on ZNWAW and ZNWAZ warrants will be available until 5:00 p.m. Eastern Time on December 31, 2012, the scheduled expiration date of both warrants. If you hold ZNWAW or ZNWAZ Certificate and want to exercise your Warrants at the $1.75 exercise price, please fill out the subscription portion on the back of your Warrant Certificate. Mail or deliver your Certificate to: Registrar and Transfer Company Attention: Re-Org Department 10 Commerce Drive Cranford, NJ 07016 The payment amount due will equal: the Quantity of Warrants to be exercised x $1.75. If you hold warrants in a brokerage account and want to accept this opportunity, then your instructions will be processed electronically through your broker.

1 Chronicles 29:9 For further information regarding these warrants, please visit the Investment Center Page on our website: www.zionoil.com To contact Zion directly call toll free 1-888-891-9466 or by contacting the Dallas Office at: Telephone: 1-214-221-4610 Email: dallas@zionoil.com ZION’S BOARD OF DIRECTORS HAS APPROVED THE WARRANT EXERCISE PRICE REDUCTION. HOWEVER, NEITHER ZION NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE ITS OWN DECISION AS TO WHETHER TO EXERCISE A WARRANT. The information above does not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Zion. Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Haifa and Tel Aviv. It currently holds three petroleum exploration licenses: the Joseph License (on approximately 83,272 acres) and the Asher-Menashe License (on approximately 78,824 acres) between Netanya, in the south, and Haifa, in the north, and the Jordan Valley License (on approximately 55,845 acres), just south of the Sea of Galilee. The total license area amounts to approximately 218,000 acres. FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s operations, are forward-looking statements as defined in the “Safe Harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.